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                                                                    EXHIBIT 23.2


Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form F-3 of Amdocs Limited (File No. 333-114079) of our report dated March 19, 2003 (except for Note 17, which is as of July 2, 2003), related to the consolidated financial statements of Certen Inc., as of and for the years ended December 31, 2001 and 2002, appearing in the Annual Report of Amdocs Limited on Form 20-F/A (Amendment No. 1), for the year ended September 30, 2003. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Montreal, Quebec


September 17, 2004